EXECUTION VERSION

                      Conversion and Termination Agreement

         This Conversion and Termination Agreement (this "Agreement") is executed this 27th day of April, 2000 by and between:

          (a) France Telecom Financiere Internationale ("FTFI"), a corporation duly organized and validly existing under the laws of the Republic of France, represented herein by Mr. Laurent Mialet, its Attorney in Fact;

          (b) Carso Global Telecom, S.A. de C.V. ("Carso"), a corporation duly organized and validly existing under the laws of the United Mexican States ("Mexico"), represented herein by Mr. Jaime Chico Pardo, its Vice-Chairman of the Board;

          (c) SBC International Inc. ("SBC" and, together with FTFI and Carso, the "Trust Parties"), a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, represented herein by Mr. Rick L. Moore, its Vice President-Development; and

          (d) Telefonos de Mexico, S.A. de C.V. ("Telmex" and, together with the Trust Parties, the "Parties"), a corporation duly organized and validly existing under the laws of Mexico, represented herein by Mr. Adolfo Cerezo Perez, its Chief Financial Officer.

         This Agreement is subject to the following recitals and clauses.

                                    Recitals

         I. Whereas, the Trust Parties and Banco Internacional, S.A., Trust Division, member of Grupo Financiero Bital (the "Trustee"), a multiple banking institution (institucion de banca multiple) duly incorporated and validly existing under the laws of Mexico, executed on December 20th, 1990 a Trust Agreement (as amended from time to time, the "Trust Agreement"), regarding their investment in Telmex;

         II. Whereas, the Trust Parties executed on November 14th, 1990 a Shareholders Agreement (as amended from time to time, the "Shareholders Agreement");

         III. Whereas, terms defined in the Trust Agreement and in the Shareholders Agreement are used herein as therein defined as the context require;

         IV. Whereas, pursuant to the Trust Agreement, the Trust Parties and the Trustee created the Trust to hold AA Shares of Telmex;

         V. Whereas, Section 3.7.4 of the Trust Agreement allows termination of the Trust during the Second Five Year Period with the consent of all the Trust Parties;

         VI. Whereas, FTFI has expressed an interest to the other Trust Parties to cause the Trustee to convert the AA Shares that correspond to FTFI's Beneficial Rights in the Trust into L Shares and to withdraw such L Shares from the Trust;

         VII. Whereas, Carso and SBC, according to the terms of this Agreement, consent to the conversion of the AA Shares that correspond to FTFI's Beneficial Rights in the Trust into L Shares and the withdrawal of such L Shares from the Trust;

         VIII. Whereas, the Trust Parties and Telmex consider it advisable that in connection with the foregoing, FTFI provides certain information and other rights to Telmex regarding disposition of the L Shares and Telmex provides FTFI certain registration rights to facilitate disposition of the L Shares;

         IX. Whereas, as a result of the conversion of the AA Shares that correspond to FTFI's Beneficial Rights in the Trust into L Shares and the withdrawal of such L Shares from the Trust, the Trust Parties consider it advisable to terminate the Trust Agreement and the Shareholders Agreement solely with respect to FTFI;

         X. Whereas, Telmex is authorized pursuant to its by-laws to convert the AA Shares that correspond to FTFI's Beneficial Rights under the Trust to (readily available) L Shares and the issuance of the Conversion L Shares are in compliance with its by laws and all applicable laws, rules and regulations; and

         XI. Whereas, the Technical Committee of the Trust, in a meeting held today, a copy of the minutes of which are attached hereto as Exhibit "A", has irrevocably agreed to instruct the Trustee to convert the AA Shares that correspond to FTFI's Beneficial Rights in the Trust into L Shares and the withdrawal of such L Shares from the Trust and the distribution of such L Shares to FTFI.

         XII. Whereas, Trust Parties have received opinion of counsel to the effect that no regulatory approval in Mexico is required to carry out the provisions contained herein.

         Now, therefore, in consideration of the foregoing Recitals and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to the terms and conditions contained in the following clauses:

                                     Clauses

         First. Conversion into L Shares. (a) The Trust Parties agree and hereby instruct the Trustee to convert 1,059,890,076 AA Shares (the "Converted AA Shares") that correspond to FTFI's Beneficiary Rights under the Trust into 1,059,890,076 L Shares (the "Conversion L Shares") and the Trust Parties shall cause the Trustee to acknowledge receipt of such instructions and carry them out simultaneously herewith.

         (b) The Parties recognize and acknowledge that the Technical Committee has authorized and instructed the Trustee to convert the Converted AA Shares into Conversion L Shares and to withdraw the Conversion L Shares from the Trust and deliver such Conversion L Shares to FTFI.

         (c) The Trustee shall deliver to Telmex a share certificate, representing the Converted AA Shares, and Telmex shall acknowledge receipt in writing of such share certificate for cancellation.

         (d) Telmex shall thereupon deliver a certificate for the Conversion L Shares to FTFI by transferring them to the account of FTFI in Inversora Bursatil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa, through the facilities of S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, and FTFI shall acknowledge in writing receipt of the Converted L Shares through such mechanism and hereby releases Telmex and the Trustee of any requirement to deliver the Converted L Shares to it, provided that, in the event Telmex does not deliver such Conversion L Shares pursuant to the above within 10
(ten) business days from the date of execution hereof, this Agreement shall be terminated and the Parties shall retain its current rights and obligations as if this Agreement had never existed. FTFI hereby acknowledge that the Converted L Shares are not registered under applicable provisions of the 34 Act or any other United States securities laws and may, therefore subject to applicable restrictions on the sale or transfer of such securities under the United States laws.

         (e) Telmex hereby agrees to make as promptly as possible hereafter a notation in its shareholders registry regarding the conversion of the Converted AA Shares and their cancellation and the delivery of the Conversion L Shares and to provide to FTFI a certified copy of such notation.

         Second. Termination of Agreements. (a) The Trust Parties hereby jointly agree to terminate the Trust Agreement solely with respect to FTFI and FTFI shall withdraw from the Trust Agreement, provided that such Trust Agreement shall remain in full force and effect as to Carso and SBC.

         (b) The Trust Parties hereby agree to terminate the Shareholders Agreement only with respect to FTFI. Carso and SBC hereby reaffirm the continuation of the Shareholders Agreement as among them.

         (c) Telmex and FTFI hereby agree to terminate, effective as of the date the Converted L Shares are effectively delivered to FTFI, the technical assistance, management (Contrato de Prestacion de Servicios de Operacion y Administracion dated February 14, 2000) and any other agreement or ancillary arrangement that was entered between and among the Trust Parties or Telmex only with respect to FTFI, and therefore will hereafter be of no further force and effect, including any obligations and liabilities incurred thereunder by any party prior to the date hereof shall not survive such termination.

         (d) Each of the Parties hereby releases each of the other Parties to the fullest extent permitted by law with respect to all the agreements herein terminated.

         (e) SBC, Carso and Telmex agree that if for any reason SBC's rights under the Trust, Management Services or Shareholders Agreements are in any way diminished as a result of entering into this Agreement, SBC, Carso and Telmex shall negotiate in good faith to amend such Agreements so that the provisions therein are preserved to the greatest extent permitted or not specifically prohibited under the law.

         (f) FTFI agrees that during the term of its investment in Telmex that it has received and has had access to confidential and/or proprietary information of Telmex and its subsidiaries ("Information"). FTFI agrees that all Information shall remain the exclusive property of the disclosing Party or its Affiliates, and such Information shall not be used by FTFI for any purpose whatsoever, unless agreed to in writing by the disclosing party.

         (g) FTFI shall treat the Information as the confidential and proprietary information of the disclosing Party, shall not disclose it to any other person or entity except as may be authorized herein, and shall safeguard the Information at least to the extent that it would its own confidential and proprietary information, but to no extent less than reasonable care.

         (h) FTFI agrees that all Information, if written, and any copies thereof, as well as any written summaries of any Information disclosed orally, shall be returned to the disclosing party within 30 days of the execution of this Agreement (or 30 days after termination of any ongoing services provided by FTFI as appropriate). FTFI shall provide the Parties with a written certification by an officer of FTFI that this provision has been fully complied with and that all Information has been returned.

         (i) The obligations contained herein shall not apply to: (a) information which is now in or hereafter enters the public domain without a breach of this Agreement; (b) information known to the recipient prior to the time of disclosure by the disclosing party or independently developed by the recipient; or (c) information disclosed in good faith to the recipient by a third person legally entitled to disclose the same free of any non-disclosure restrictions.

         Third. Information, Registration and Other Rights. (a) FTFI hereby agrees to use commercially reasonable best efforts to keep Telmex informed, subject to applicable law, of any intended disposal by FTFI of the Conversion L Shares by means of a private sale or by means of open market transactions, by providing notice to Telmex prior to any such disposition, provided that Telmex shall, at all times, keep such notice strictly confidential, and provided further, however that, FTFI may not knowingly after reasonable inquiry sell, convey, assign or otherwise hypothecate, other than in a public offering, any Conversion L Shares directly or indirectly to any person or legal entity engaged in the Telecommunications Business in Mexico without the express written consent of each of Telmex, SBC and Carso (in this last two cases so long that SBC and Carso maintain any board representative in the Board of Directors of Telmex), which consent will not be unreasonably withheld.

         (b) Telmex hereby grants to FTFI the right to cause Telmex for a period of 2 (two) years after the date of execution of this Agreement (the "Registration Period"), to use commercially reasonable best efforts to register the Conversion L Shares for any public disposition thereof in any market where the Telmex shares are registered at that time and provide any further assistance which FTFI may reasonably require in connection with such disposition including the attendance to any road show (the "Registration"), subject to: (i) the payment by FTFI of all related costs and expenses incurred at the written request of FTFI to comply this Section (b), (ii) Telmex' right, in its sole discretion, to postpone any such registration for up to ninety (90) days from the date on which Telmex receives a written request from FTFI to undertake any such Registration, only if Telmex is in the process of making or preparing to make a registered offering to raise capital primarily (more than 50% of the offering) for itself in which case FTFI may participate in the offering with the prior written consent of Telmex, and (iii) Telmex shall have no obligation to undertake more than four (4) Registrations during the Registration Period.

         (c) Except as expressly permitted under a written agreement between FTFI and Telmex, during a period of three (3) years following the date of the execution of this Agreement, neither FTFI nor any of its Affiliates shall either directly or indirectly, for itself or through, on behalf of, or in conjunction with any natural person or legal entity, own, franchise, maintain, operate, engage in, be employed by, any Telecommunications Business in Mexico (a "Competing Business") or acquire and hold a five percent (5%) or greater passive interest in any company or enterprise engaged materially in the Telecommunications Business in Mexico, provided that, in no event shall FTFI participate in the management of such Competing Business. For the purpose of this Agreement, the right to nominate, select, or otherwise select any Officer or Director of a Competing Business or the right or obligation to provide consulting or management services of any kind to a Competing Business shall be deemed to be participation in the management of such Competing Business.

         (d) Notwithstanding anything to the contrary in this Section Three, neither FTFI nor any of its Affiliates shall be prohibited from engaging, participating or having an interest in, or being connected with, any business opportunity that would otherwise fall within the scope of this Agreement if FTFI shall have made such business opportunity available to Telmex by written notice describing the business opportunity in reasonable detail and Telmex shall have notified FTFI in writing within thirty (30) business days of receipt of such notice that it does not wish to pursue such business opportunity or Telmex, after providing such notice, shall fail diligently to pursue such opportunity, provided that, in the event Telmex does not provide such notice to FTFI within such thirty (30) business day period, FTFI shall be free to pursue such engagement, participation, interest or connection, on its own; and provided, however, that, if Telmex it is prohibited from pursuing such business opportunity due to any law, rule or regulation of any governmental agency of Mexico (a "Regulatory Limitation"), then the provisions of this Section 3(d) shall not apply to FTFI as to the business opportunity that is the subject of the Regulatory Limitation.

         (e) FTFI agrees that until 5 years after the execution date of this Agreement it shall not, and shall cause each of its directors, officers, employees, agents, Affiliates or representatives (any of the foregoing, a "Representative") not to, without the prior written consent of the Board of Directors of Telmex, specifically expressed in a resolution approved by a majority of the directors of Telmex, directly or indirectly, through one or more intermediaries or otherwise, (i) acquire, agree to acquire or make any proposal to acquire any equity securities of Telmex or any of its subsidiaries, any warrant or option to acquire any such equity securities, any security convertible into or exchangeable for any such equity securities or any other right to acquire any such equity securities; (ii) seek or propose any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets or equity securities, dissolution, liquidation, restructuring, recapitalization or similar transaction of or involving Telmex or any of its subsidiaries; (iii) make, or in any way participate in, any "solicitation" of proxies or consents (whether or not relating to the election or removal of directors) within the meaning of Rule 14a-1 under the 34 Act with respect to any equity securities of Telmex or any of its Subsidiaries, or seek to advise or influence any person with respect to the voting of any equity securities of Telmex or any of its subsidiaries or demand a copy of the stock ledger, list of stockholders, or any other books and records of Telmex or any of its subsidiaries; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the 34 Act), with respect to any equity securities of Telmex or any of its Subsidiaries; (v) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, Board of Directors or policies of Telmex or any of its Subsidiaries;
(vi) call or seek to have called any meeting of the stockholders of Telmex or execute any written consent with respect to Telmex or the common stock; (vii) seek, alone or in concert with others, representation on the Board of Directors or seek the removal of any member of such Board or a change in the composition or size of such Board; (viii) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other persons in connection with any of the foregoing, or make any investment in any other person that engages, or offers or proposes to engage, in any of the foregoing; or (ix) make any publicly disclosed proposal regarding any of the foregoing.

         (f) For purposes of this Agreement: "Telecommunications Business in Mexico" means any telecommunication business in the Mexican territory, excluding the activities that Global One currently performs (i.e.: international long distance, voice and data transmission services to multinational and large corporates) and any activity related to broadcasting and internet content services; "Affiliate" has the meaning ascribed to it in Rule 12b-2 under the 34 Act; and, "34 Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force in the United States of America.

         Fourth. Representations and Warranties. (a) Each of the Parties hereto represent and warrant to the other that: (i) it is a corporation duly organized and validly existing under the laws of its place of incorporation, and it has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (ii) the execution of this Agreement has been duly authorized by all necessary corporate action; (iii) this Agreement constitutes a legal, valid and binding obligations of such Party, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, suspension of payments and the availability of equitable remedies; and (iv) the execution of this Agreement and performance of its obligations hereunder will not conflict with, or result in a breach of or default under, any agreement or instrument to which it is a party or by which it is bound, or any order, decree or judgment of any court of governmental agency or body.

         (b) Telmex hereby represents and warrants to the Trust Parties that the Conversion L Shares will be validly issued, non-assessable and free of any liens, encumbrances or any preemptive or other rights of third parties and have been issued as provided under Article Eleventh of its by-laws.

         Fifth. Miscellaneous. (a) Notices. All notices, demands, consents, and reports provided for in this Agreement shall be in writing and shall be given to the other party, by registered air mail, postage prepaid, return receipt requested, by hand delivery or by facsimile with a confirmation of transmission, at the address set forth below, or at such other address as a party, may hereafter specify in writing:

                           FTFI:

                           c/o France Telecom
                           6, place d'Alleray - 75505
                           Paris Cedex 15
                           Republic of France
                                    Telefax:  01 44 44 98 03
                                    Attn.: Eric Bouvier


                           With a copy to:

                                    Telefax: 01 44 44 21 54

                                    Attn.: Philippe MacAllister.

                           Carso:

                           Insurgentes Sur 3500
                           Colonia Pena Pobre
                           14060 Mexico, D.F.
                           Telefax: (525) 726-3659
                           Attn.: Alejandro Escoto Cano

                           SBC:

                           SBC International, Inc.
                           175 E. Houston St., 10th Floor
                           San Antonio, Texas 78205
                           United States of America
                                    Telefax: (210) 351-3630
                                    Attn.: Edward Mueller

                           With a copy to:

                           Carlos Bernal

                           Noriega y Escobedo, S.C.

                           Telefax: (52) 5327-1100

                           Telmex:

                           Parque Via No. 190, Piso 10
                           Colonia Cuahutemoc
                           06599 Mexico, D.F.
                                    Telefax: (525) 255-1576
                                    Attn.: Adolfo Cerezo Perez

                           With a copy to:

                           Rafael Robles Miaja

                           Franck,Galicia, Duclaud y Robles, S.C

                           Paseo de las Palmas No. 405-3er. Piso

                           Colonia Lomas de Chapultepec

                           11000 Mexico, Distrito Federal

                           Telefax: (52)55 40 92 02



         Any notice so given shall be deemed to be effective upon receipt.

         (b) Language; Counterparts. This Agreement is executed in the English, and has been executed in five counterparts, each of which shall be deemed to be an original of this Agreement and constitute a single agreement.

         (c) Governing Law; Arbitration. (1) This Agreement shall be governed by, construed and interpreted in accordance with, the laws of New York, New York, (without regard to the conflict of law provisions contained therein); (2) All disputes arising out of, or in connection with, this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said rules. Any such arbitration shall be conducted in the English language, and held in New York, New York, United States of America, unless the parties mutually agree to a location in another country which is a party to the New York Convention on Recognition and Enforcement of Foreign Arbitral Awards. The award rendered by the majority of the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen and in no event shall it be made after the date when institution of legal proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. All costs and expenses in connection with any such arbitration shall be borne in the manner which the majority of the arbitrators making the determination shall direct; and, (3) THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE ENFORCEMENT OF ANY ARBITRATION AWARD ISSUED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE ENFORCEMENT HEREOF, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 5(c).

         (d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (e) Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto relating to the subject matter hereof, and supersedes all prior agreements, representations, and understandings of the Parties. There are no other terms, obligations, covenants, representations, statements or conditions other than those contained herein and therein.

         (f) Further Instruments and Acts. The Parties hereto will execute and deliver such further instruments and do such further acts as may be necessary or proper to carry out more effectively the purposes of this Agreement.

         (g) Waivers; Amendments. No failure by either Party hereto to insist on the strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon the breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition. No provision of this Agreement (and no breach thereof) shall be waived, altered, amended supplemented or modified except by written instrument signed by all Parties on which such waiver, alteration, amendment or modification is binding. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term and condition of this Agreement shall continue in full force and effect with respect to any other than existing or subsequent breach thereof.

         (h) Headings. Headings of Sections and Subsections are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

         (i) Unenforceability. If any provision of this Agreement shall be found to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

         (j) Public Notice. The Trust Parties and Telmex hereby agree to jointly release, as soon as practicable to each Party, upon execution of this Agreement, a public notice substantially in the form attached hereto as Exhibit "B".

         (k) Specific Performance. The obligations of the Parties hereto under this Agreement are unique. If any Party should default in its obligations under this Agreement, the defaulting Party acknowledges that it would be extremely impracticable to measure the resulting damages. Accordingly, in addition to any other available rights or remedies, the non-defaulting Party or Parties may seek, and the Arbitrators shall specifically be authorized to order specific performance and each defaulting Party expressly waives any defense that a remedy in damages will be adequate.

         (l) Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any person (not a party hereto) to any Party to this Agreement, nor shall any provision give any person (not a party hereto) any right of subrogation or action over against any Party to this Agreement.

         (m) Expenses. Each Party shall pay all costs and expenses incurred or to be incurred by it in connection with the negotiation and preparation of this Agreement.

         (n) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

         In witness whereof, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

                    France Telecom Financiere Internationale

                               By: Laurent Mialet
                               Its: Attorney in Fact

                       Carso Global Telecom, S.A. de C.V.

                              By: Jaime Chico Pardo
                         Its: ViceChairman of the Board

                             SBC International, Inc.

                                By: Rick L. Moore
                         Its: VicePresident-Development

                        Telefonos de Mexico, S.A. de C.V.

                             By: Adolfo Cerezo Perez
                          Its: Chief Financial Officer

         Exhibits:

         "A" Minutes of Technical Committee

         "B" Press Release

                                                                       Exhibit A

ACTA No. 18

Acta de la Sesion del Comite Tecnico del Fideicomiso 2226-5 sobre las acciones Serie "AA" de Telefonos de Mexico, S.A. de C.V., del que es Fiduciario Banco Internacional, S.A., Grupo Financiero Bital, Departamento Fiduciario, celebrada con fecha 27 de abril de 2000, en la cual estuvieron presentes la totalidad de los miembros de dicho Comite que al final firman la presente acta.

Fungio como Presidente el senor Ing. Jaime Chico Pardo y actuo como Secretario de actas el Lic. Sergio F. Medina Noriega.

Habiendose cubierto los requisitos que se preven en el sub-inciso 5.3.4 del Contrato de Fideicomiso 2226-5 sobre las acciones Serie "AA" de Telefonos de Mexico, S.A. de C.V., del que es Fiduciario el Banco Internacional, S.A., Grupo Financiero Bital, Departamento Fiduciario y una vez que los presentes hicieron constar que la sesion se encontraba legalmente instalada, se procedio al desahogo de los siguientes asuntos: I. Acuerdo e instrucciones a Banco Internacional, S.A., Grupo Financiero Bital, Departamento Fiduciario para convertir 1,059,890,076 acciones Serie AA que corresponden a los derechos de fideicomisario de France Telecom Financiere Internationale, en 1,059,890,076 acciones Serie L; II. Nombramiento de delegados de la Sesion; III. Aprobacion del acta de la Sesion. Al respecto, el Comite Tecnico adopto, por unanimidad de votos de sus miembros presentes, las siguientes resoluciones:

I. En relacion con el punto I del Orden del Dia, se resuelve aprobar y en este acto instruir a Banco Internacional, S.A., Grupo Financiero Bital, Departamento Fiduciario, en su caracter de fiduciario del Fideicomiso 2226-5, a que, de conformidad con lo dispuesto en el contrato del Fideicomiso, solicite a Telefonos de Mexico, S.A. de C.V. que convierta 1,059,890,076 acciones Serie AA que corresponden a los derechos de fideicomisario de France Telecom Financiere Internationale en terminos del contrato del Fideicomiso en 1,059,890,076 acciones Serie L, e inmediatamente Telefonos de Mexico, S.A. de C.V. las entregue a France Telecom Financiere Internationale mediante su deposito con S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, al amparo del contrato de intermediacion bursatil que France Telecom Financiere Internationale celebro con Inversora Bursatil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa. Finalmente y en relacion con la asamblea anual ordinaria de accionistas de Telefonos de Mexico, S.A. de C.V. que habra de celebrarse el 28 de abril de 2000 a las 12:00 horas, se acuerda instruir al Fiduciario a que asista a dicha asamblea y vote la totalidad de las acciones "AA" afectas al Fideicomiso en los terminos que se establece en el Anexo "A" de la presente Sesion.

II. En relacion con el punto II del Orden del Dia, se acuerda designar como delegados de la presente Sesion a los senores Ing. Jaime Chico Pardo, Lic. Sergio Medina Noregia, Ing. Adolfo Cerezo Perez, Lic. Rafael Robles Miaja y Lic. Alberto Sepulveda Cosio, para que cualquiera de ellos en lo individual formalice y de cumplimiento a las resoluciones adoptadas por la presente Sesion.

III. En relacion con el III punto del Orden del Dia, se resuelve aprobar la presente acta de la Sesion del Comite Tecnico en sus terminos, cuyo original, que consta de una hoja utilizada por anverso y reverso, se debera entregar al Banco Internacional, S.A., Grupo Financiero Bital, Departamento Fiduciario para todos los efectos a que haya lugar, el cual debera expedir copia de la misma a cualquiera de los miembros del Comite Tecnico que lo soliciten, documento que proceden a firmar todos los miembros del Comite Tecnico.

                           MIEMBROS DEL COMITE TECNICO

                         Del Segundo Fideicomisario "A"

       /s/ Carlos Slim Helu                              /s/ Carlos Slim Domit
       --------------------                              ---------------------
        Carlos Slim Helu                                   Carlos Slim Domit

      /s/ Jaime Chico Pardo                            /s/ Sergio Medina Noriega
      ---------------------                            -------------------------
        Jaime Chico Pardo                                Sergio Medina Noriega

                          /s/ Juan Antonio Perez Simon
                          ----------------------------
                            Juan Antonio Perez Simon

                        Del Segundo Fideicomisario "B-I"

    /s/ Federico Laffan Fano                           /s/ Carlos Bernal Verea
    ------------------------                           -----------------------
      Federico Laffan Fano                               Carlos Bernal Verea

                        Del Segundo Fideicomisario "B-II"

     /s/ Jean Marie Gauthier                               /s/ Eric Bouvier
     -----------------------                               ----------------
       Jean Marie Gauthier                                   Eric Bouvier

                                                                       Exhibit A

ACT No. 18

Minutes of the Meeting of the Technical Committee of the Trust 2226-5 regarding the Series "AA" shares of Telefonos de Mexico, S.A. de C.V., of which Banco Internacional, S.A., Grupo Financiero Bital, Trustee Department are Trustees, executed on the 27th day of April of 2000, at which time all members of the aforementioned Committee that signed these Minutes were present.

Mr. Jaime Chico Pardo, Ing. acted as President and Mr. Sergio F. Medina Noriega, Lic. acted as Secretary of the Meeting.

After having fulfilled the requirements provided for in sub-section 5.3.4 of the Trust Agreement 2226-5 regarding Series "AA" shares of Telefonos de Mexico, S.A. de C.V., of which Banco Internacional, S.A., Grupo Financiero Bital, Trustee Department are Trustees, and once all those present made record of the fact that the meeting was legally established, they proceeded to discuss the following matters: I. Agreement and instructions to Banco Internacional, S.A., Grupo Financiero Bital, Trustee Department to convert 1,059,890,076 Series "AA" shares that correspond to the trust rights of France Telecom Financiere Internationale, to 1,059,890,076 shares Series L; II. Selecting the Meetings delegates; III. Approving the Minutes of the Meeting. The Committee accepted, by a unanimous vote of its members present, the following resolutions:

I. Regarding point I Order of Business, it is resolved, and these Minutes institute that, Banco Internacional, S.A., Grupo Financiero Bital, Trustee Department, in its role as trustee of the Trust 2226-5, request Telefonos de Mexico, S.A. de C.V. to convert 1,059,890,076 Series "AA" shares, that correspond to the trust rights of France Telecom Financiere Internationale in terms of the Trust contract, to 1,059,890,076 shares Series L, and that Telefonos de Mexico, S.A. de C.V. will immediately transfer them to France Telecom Financiere Internationale by means of its deposit with S.D. Indeval, S.A. de C.V., Institution for Security Deposit, to safeguard the contract of stock market intermediary that France Telecom Financiere Internationale executed with Iversora Bursatil, S.A. de C.V., Casa de Bolsa, Grupo Financiero Inbursa. Finally, and in relation to the annual stockholders meeting of Telefonos de Mexico, S.A. de C.V. shareholders that is to be held on the 28th day of April of 2000 at 1200 hours, its noted to instruct the Trustee to attend the aforementioned meeting and vote the total number of shares "AA" effective to the Trust under the terms that are established in Annex A of this Meeting.

II. Regarding point II Order of Business, the following are noted as delegates of the present Meeting: Mr. Jaime Chico Pardo, Ing., Mr. Sergio Medina Noriega, Lic., Adolfo Cerezo Perez, Mr. Rafael Robles Miaja, Lic., and Mr. Alberto Sepulveda Cosio, Lic., so that any of them individually formalize and execute the resolutions adopted in this Meeting.

III. Regarding point III Order of Business, it is resolved that the original of these Minutes of the Meeting of the Technical Committee under its terms, which consists of one page front and back sides, should be delivered to Banco Internacional, S.A., Grupo Financiero Bital, Trustee Department for all the acts which are in place, should be delivered to members of the Technical Committee that request a copy, and will now be signed by all members of the Technical Committee.

                       MEMBERS OF THE TECHNICAL COMMITTEE

                        From the Second Beneficiary "A"

       /s/ Carlos Slim Helu                              /s/ Carlos Slim Domit
       --------------------                              ---------------------
        Carlos Slim Helu                                   Carlos Slim Domit

      /s/ Jaime Chico Pardo                            /s/ Sergio Medina Noriega
      ---------------------                            -------------------------
        Jaime Chico Pardo                                Sergio Medina Noriega

                          /s/ Juan Antonio Perez Simon
                          ----------------------------
                            Juan Antonio Perez Simon

                        From the Second Beneficiary "B-I"


    /s/ Federico Laffan Fano                           /s/ Carlos Bernal Verea
    ------------------------                           -----------------------
      Federico Laffan Fano                               Carlos Bernal Verea


                       From the Second Beneficiary "B-II"

     /s/ Jean Marie Gauthier                               /s/ Eric Bouvier
     -----------------------                               ----------------
       Jean Marie Gauthier                                   Eric Bouvier

                                                                       EXHIBIT B

                              COMUNICADO DE PRENSA

        FRANCE TELECOM CONVIERTE SUS ACCIONES DE LA SERIE AA EN ACCIONES
               DE LA SERIE L DE TELEFONOS DE MEXICO, S.A. DE C.V.

         Mexico, Distrito Federal, 28 de abril de 2000. France Telecom (NYSE:
"FTE"), Telefonos de Mexico, S.A. de C.V. (BMV: "Telmex") (NYSE: "TMX") (en lo sucesivo "Telmex") y sus otros accionistas principales, Carso Global Telecom, S.A. de C.V. (BMV: "Telecom") y SBC Communications, Inc. (NYSE: "SBC"), informaron el dia de hoy que acordaron que France Telecom, tenedor de aproximadamente 1,060 millones de acciones (aproximadamente 7%) del capital social de Telmex, convierta a la par sus acciones comunes con pleno a derecho a voto de la Serie "AA" en acciones de la Serie "L" de voto limitado con efectos inmediatos.

         Como resultado de la conversion, el numero de acciones en circulacion no se modifica y el capital social de Telmex quedo representado aproximadamente en un 22% por acciones de la Serie "AA", en un 2% por acciones de la Serie "A" y en un 76% por acciones de la Serie "L".

         France Telecom solicito la conversion para establecer una posicion liquida en acciones de la Serie "L" de Telmex que le permita, eventualmente, disponer en forma ordenada de su posicion accionaria. Para lograr este objetivo, Telmex y sus socios principales colaboraran con France Telecom, la cual utilizara medios de desinversion que consideren los intereses de los inversionistas de Telmex.

         France Telecom ha participado en y apoyado el desarrollo de Telmex durante los ultimos diez anos. Ahora requiere enfocarse en nuevos retos de su propio desarrollo. France Telecom confia que el desarrollo y exito futuros de Telmex se mantienen sin cambio.

         France Telecom y Telmex continuaran su cooperacion respecto a la busqueda de oportunidades futuras en los mercados internacionales para desarrollar inversiones conjuntas. En este contexto, Telmex ha decidido invitar a un alto funcionario de France Telecom como miembro de su Consejo de Administracion.

         SBC Communications, Inc., ha manifestado su intencion de mantener su posicion accionaria en Telmex durante un periodo de tiempo indefinido, fortaleciendo la serie de relaciones estrategicas e inversiones conjuntas con Telmex.

         Al referirse a la conversion de acciones por France Telecom, el Ing. Carlos Slim Helu, Presidente del Consejo de Administracion de Telmex manifesto:
"Desde hace casi 10 anos hemos contado con la activa y valiosa participacion de nuestros socios franceses en el desarrollo nacional de Telmex y buscaremos continuar compartiendo oportunidades en el mercado global con ellos, independientemente del nivel de su participacion en el capital social de nuestra empresa".

         Carso Global Telecom, S.A. de C.V. controla a Telmex y el propietaria de mas de una cuarta parte del capital social de Telmex en circulacion. Actualmente, tanto Carso Global Telecom, S.A. de C.V. como SBC Communications, Inc. son tenedoras de poco mas del 84% de las acciones comunes con pleno derecho de voto del capital social de Telmex.

                                     ******

                                                                       EXHIBIT B

                                  PRESS RELEASE

   FRANCE TELECOM CONVERTS ITS TELMEX SERIES AA SHARES INTO SERIES L SHARES

         MEXICO CITY, April 28, 2000. France Telecom (NYSE. "FTE"), Telefonos de Mexico, S.A. de C.V. (NYSE: "TMX") ("Telmex") and its main shareholders, Carso Global Telecom, S.A. de C.V. and SBC Communications, Inc. (NYSE: "SBC") today announced an agreement whereby France Telecom, holder of approximately 1,060 million shares (approximately 7% of Telmex), immediately converts its Telmex full voting stock Series "AA" shares into limited voting Series "L" shares.

         As a result of the conversion, the number of Telmex shares outstanding will not change. The share capital of Telmex will consist of approximately 22% of Series "AA" stock, 2% of Series "A" stock and 76% of Series "L" Stock.

         France Telecom has requested this conversion in order to establish a liquid position in Series "L" stock of Telmex, in anticipation of a future possible orderly disposal of the stock. Telmex and its main shareholders will cooperate with France Telecom in any future disposal and France Telecom, in turn, will consider the interests of Telmex and its shareholders in disposing of its share position.

         France Telecom has participated in and supported the development of Telmex for the past ten years. It now needs to focus on new challenges in its own development. France Telecom's confidence in Telmex's future development and success remains unchanged.

         France Telecom and Telmex will continue their cooperation towards seeking future opportunities for joint investments in international telecommunications markets. In that context, Telmex will ask a member of France Telecom's senior management team to retain a seat on its Board of Directors.

         SBC Communications, Inc. has expressed its intention to maintain its position as a Telmex shareholder for an indefinite period of time and to strengthen relations and joint investments with Telmex.

         In discussing the share conversion by France Telecom, Carlos Slim, chairman of the Board of Directors of Telmex, said: "For almost 10 years, we have counted on the active and productive participation of our French partners in the national development of Telmex, and we will seek to continue sharing opportunities with them in the global markets, notwithstanding the level of their participation in the share capital of our company".

         Carso Global Telecom, S.A. de C.V. controls Telmex and owns more than a quarter of its outstanding share capital. As of today, Carso Global Telecom, S.A. de C.V. and SBC Communications, Inc. hold together more than 84% of the Telmex common stock with full voting rights.

                                     ******